Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1700 K Street NW Fifth Floor Washington D.C., 20006 o: 202.973.8800
December 12, 2025
BlackSky Technology Inc.
2411 Dulles Corner Park, Suite 300
Herndon, Virginia, 20171
Re: BlackSky Technology Inc. – “At the Market” Sale and Issuance of up to $100 million of Shares of Common Stock
To Whom It May Concern:
This opinion is furnished to you in connection with the Registration Statement on Form S-3 filed by BlackSky Technology Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on November 26, 2025, and declared effective by the Commission on December 12, 2025 (the “Registration Statement”), the prospectus contained within the Registration Statement (the “Prospectus”) and the prospectus supplement to the Registration Statement dated December 12, 2025 (the “Prospectus Supplement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to $100,000,000 of shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”), to be issued and sold from time to time by the Company.
The offering and sale of the Shares are being made pursuant to the Sales Agreement, dated as of December 12, 2025 (the “Sales Agreement”), by and among the Company, Deutsche Bank Securities Inc. and Craig-Hallum Capital Group LLC (the “Sales Agents”).
We are acting as counsel for the Company in connection with the issuance and sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, including the Sales Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.
We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about December 12, 2025, for incorporation by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus,
AUSTIN       BOSTON       BOULDER       BRUSSELS       HONG KONG       LONDON       LOS ANGELES       NEW YORK       PALO ALTO
SALT LAKE CITY       SAN DIEGO       SAN FRANCISCO       SEATTLE       SHANGHAI       WASHINGTON, DC       WILMINGTON, DE

BlackSky Technology Inc.
December 12, 2025

Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI, PC
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation